Exhibit 99.31

Mediaset S.p.A.

Extraordinay shareholders’ meeting held on September 4th, 2019 in single call

612 Shareholders participated in the meeting in person or by proxy representing 739,238,585 ordinary shares equal to 62.582233%% of the ordinary share capital.

SUMMARY OF VOTES ON ITEMS ON THE AGENDA OF THE SHAREHOLDERS’ MEETING

A. Cross-border merger of Mediaset S.p.A. and Mediaset España Comunicación S.A. into Mediaset Investment N.V.

1.                                      Approval of the joint plan for the cross-border merger of Mediaset S.p.A. and Mediaset España Comunicación S.A., a company incorporated under Spanish law and directly controlled by Mediaset S.p.A., into Mediaset Investment N.V., a company incorporated under Dutch law and directly controlled by Mediaset S.p.A.; related and consequent resolutions.

	NO. OF
	SHAREHOLDERS
	(IN PERSON OR BY		% OF ORDINARY SHARES	% OF SHARES PERMITTED	% OF ORDINARY
	PROXY)	NO. OF SHARES	REPRESENTED	TO VOTE	SHARE CAPITAL
In favour	342	577,968,891	78.184351	78.184351	48.929513
Against	255	155,810,093	21.077105	21.077105	13.190523
Abstained	[14]	5,458,601	0.738409	0.738409	0.462113
Non Voting	[1]	1,000	0.000135	0.000135	0.000085
Total	612	739,238,585	100.000000	100.000000	62.582233

US investors disclaimer

The transaction is made for the securities of a foreign company.  The transaction is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the transaction, such as in open market or privately negotiated purchases.